EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statements (Nos. 333-93933, 333-105424, 333-105425, 333-111037 and 333-133750) of Civitas BankGroup, Inc. on Form S-8 and the Registration Statement (No. 333-107352) of Civitas BankGroup, Inc. on Form S-3 of our reports dated March 9, 2007, with respect to the consolidated financial statements of Civitas BankGroup, Inc. Civitas BankGroup, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and effectiveness of internal control over financial reporting of Civitas BankGroup, Inc. and subsidiaries, included in this Annual Report on Form 10-K of Civitas BankGroup, Inc. for the years ended December 31, 2006 and December 31, 2005.
                                         /s/ Crowe Chizek and Company LLC
Brentwood, Tennessee
March 9, 2007